Exhibit 99.1
CARDICA ANNOUNCES FISCAL 2006 THIRD QUARTER
FINANCIAL RESULTS
— Initiates C-Port® Distal Anastomosis System Training and Sales —
— Progress Continues on Collaboration with Cook —
REDWOOD CITY, Calif. — April 27, 2006 — Cardica, Inc. (Nasdaq: CRDC) today reported financial results and corporate progress for its fiscal 2006 third quarter and nine months ended March 31, 2006.
“In addition to completing our initial public offering, we initiated a successful roll-out of our C-Port® Distal Anastomosis System to a select group of leading cardiac surgeons during the third quarter,” said Bernard A. Hausen, M.D., Ph.D., president and chief executive officer of Cardica. “We are executing our strategy of a measured introduction of our leading anastomotic systems with careful attention to appropriate training and assistance to surgeons to ensure that these procedures are performed safely and effectively. We are encouraged by the feedback from our initial C-Port customers.”
“We continue to make good progress in our collaboration with Cook for the development of our X-Port™ Vascular Access Closure Device to provide a simple and innovative mechanical solution to close vascular access sites,” continued Dr. Hausen.
Recent Highlights:
Cardica recently accomplished the following:
▪	Initiated training of U.S. surgeons on the C-Port system and sold the C-Port system in selected U.S. customer accounts;

▪	Increased cumulative worldwide shipments of PAS-Port ® Proximal Anastomosis Systems to 3200 units, the vast majority of which have been deployed in Japan;

▪	Received a $500,000 payment from Cook Incorporated after the successful completion of the first milestone in the development the X-Port Vascular Access Closure Device, an innovative automated device intended to be used to close openings in the femoral arteries after interventional vascular procedures; and

▪	Raised $32.5 million in net proceeds through the sale of 3,700,000 shares of common stock in Cardica’s initial public offering.
Fiscal 2006 Third Quarter Financial Results
Total net revenue increased to $803,000 for the three months ended March 31, 2006 compared to $369,000 for the similar period in fiscal 2005. The increase in revenue for the third quarter of fiscal 2006 was primarily due to a $500,000 milestone payment received from Cook for the X-Port device and initial sales of the C-Port system in the U.S.
Cost of product revenue decreased to $434,000 for the three months ended March 31, 2006 compared to $735,000 for the similar period in fiscal 2005. The decrease was due primarily to the completion of orders for the production of aortic cutters for Guidant in fiscal 2005.

Research and development expense for the third quarter of fiscal 2006 was $1.8 million compared to $1.4 million for the third quarter of fiscal 2005. The increase in research and development expense in fiscal 2006 was primarily due to expenses associated with the C-Port xA and preparations for the PAS-Port clinical trial expected to begin later this fiscal year. Selling, general and administrative expenses for the third quarter of fiscal 2006 were $1.5 million compared to $1.3 million for the third quarter of fiscal 2005. The increase in expense in fiscal 2006 was due primarily to expenditures associated with being a public company and the addition of field-based sales representatives to sell the C-Port system in the U.S.
The net loss in the third quarter of fiscal 2006 was $2.9 million, or $0.45 per share, compared with a net loss of $3.2 million, or $2.30 per share, in the third quarter of fiscal 2005.
Cash and cash equivalents and investments at March 31, 2006 were $35.1 million, compared to $4.7 million at December 31, 2005. The cash balance at March 31, 2006 includes net proceeds of $32.5 million received from the Company’s initial public offering completed during the third quarter. As of March 31, 2006, common shares outstanding were 9,686,730 shares.
Financial Results for the Nine Months Ended March 31, 2006
Total net revenue for the nine months ended March 31, 2006 was $1.2 million, compared to $1.8 million for the similar period in 2005. Total operating costs and expenses for the nine months ended March 31, 2006 were $9.4 million, compared to $8.7 million for the same period in fiscal 2005. The net loss for the nine months ended March 31, 2006 was $8.7 million, or $2.71 per share, compared to a net loss of $7.1 million, or $5.11 per share, for the same period in 2005.
Corporate Milestone Guidance
Cardica expects to achieve the following corporate milestones:
▪	Continue to build the direct sales force, bringing the total number of sales representatives at the end of calendar year 2006 to between six and eight;

▪	Train more than 80 surgeons by the end of this calendar year and continue to gain adoption of the C-Port system in the U.S.;
▪	Initiate a clinical trial for the PAS-Port system in the United States and Europe by the end of June, 2006; and
▪	Achieve an additional $1.0 million in milestone payments from Cook by the end of calendar year 2006.
Conference Call Details
Cardica will hold a conference call to discuss Cardica’s results for the fiscal quarter ended March 31, 2006 and other matters related to Cardica’s business today, April 27, 2006, at 4:30 p.m., Eastern Time. To access the live conference call via phone, please dial (800) 901-5218 from the United States and Canada or (617) 786-4511 internationally. The conference ID is 66435229. Please dial in approximately ten minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through May 4, 2006 and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888 internationally. The replay passcode is 53050621.
To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the Company’s website at www.cardica.com. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.
About Cardica, Inc.
Cardica designs and manufactures automated anastomotic systems for coronary artery bypass graft (CABG) surgery. By replacing hand-sewn sutures with easy-to-use automated systems, Cardica provides cardiovascular surgeons with rapid, reliable and consistently reproducible anastomoses, or connections of blood vessels, the most critical aspect of the CABG procedure.
The C-Port® Distal Anastomosis System is marketed in Europe and received 510(K) clearance from the U.S. Food and Drug Administration in November 2005. The PAS-Port® Proximal Anastomosis System is marketed in Europe and Japan. Cardica also is developing additional devices to facilitate vascular and other surgical procedures. Go to www.cardica.com for more information.
Forward Looking Statements
This press release contains “forward-looking” statements, including statements relating to the rollout of Cardica’s C-Port Distal Anastomosis System, the development of Cardica’s X-Port Vascular Access Closure Device and related future milestone payments, plans for a multi-national clinical trial using Cardica’s PAS-Port system and the matters described under the heading “Corporate Milestone Guidance.” Any statements contained in this press release that are not historical facts may be deemed to be forward-looking statements. The words “believe,” “plan,” “expect,” “estimate,” “intend” and “will” or similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Cardica’s results to differ materially from those indicated by these forward-looking statements, including risks associated with market acceptance of Cardica’s C-Port Distal Anastomosis

System, manufacturing of the C-Port Distal Anastomosis System, our sales, marketing and distribution capabilities, the timing and success of pre-clinical studies of and other development activities related to the X-Port Vascular Access Closure Device and the timing and success of the planned multi-national clinical trial using Cardica’s PAS-Port system, as well as other risks detailed from time to time in Cardica’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended December 31, 2005. Cardica does not undertake any obligation to update forward-looking statements. You are encouraged to read the Company’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.
Contacts:
For Cardica
Bob Newell
Vice President, Finance and Operations, Chief Financial Officer
Cardica, Inc.
(650) 331-7166
investors@cardica.com
Daryl Messinger
WeissComm Partners, Inc.
(415) 999-2361
daryl@weisscommpartners.com
for Cardica, Inc.

Cardica, Inc.
Summary Financial Information
(amounts in thousands, except per share amounts)

	Three months ended		Nine months ended
	March 31,		March 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Revenue:
Product revenue, net	$290	$227	$650	$544
Development revenue	500	–	500	–
Product and royalty revenue from related party, net	13	142	20	986
Development revenue from related party	–	–	–	310

Total	803	369	1,170	1,840

Operating costs and expenses:
Cost of product revenue (1)	434	735	1,271	1,910
Research and development (1)	1,779	1,390	4,521	4,167
Selling, general and administrative (1)	1,511	1,308	3,657	2,591

Total operating costs and expenses	3,724	3,433	9,449	8,668

Loss from operations	(2,921)	(3,064)	(8,279)	(6,828)
Interest income	244	79	379	227
Interest expense	(258)	(258)	(786)	(786)
Other income (expense)	1	5	(4)	255

Net loss	$(2,934)	$(3,238)	$(8,690)	$(7,132)

Basic and diluted net loss per share	$(0.45)	$(2.30)	$(2.71)	$(5.11)

Shares used in computing basic and diluted net loss per share	6,587	1,408	3,203	1,397

(1) Included in operating costs and expenses are the following non-cash stock compensation expenses:
Cost of product revenue	$6	$–	$14	$–
Research and development	124	37	267	34
Selling, general and administrative	95	826	873	1,343

Total non-cash stock compensation expenses	$225	$863	$1,154	$1,377

	March 31,	June 30,
	2006	2005
	(unaudited)
Assets:
Cash and investments	$35,116	$8,951
Other assets	3,315	3,195

Total assets	$38,431	$12,146

Liabilities and stockholders’ equity (deficit)
Total current liabilities	$1,899	$992
Total long-term liabilities	15,667	15,156
Convertible preferred stock	–	39,683
Stockholders’ equity (deficit)	20,865	(43,685)

Total liabilities and stockholders’ equity (deficit)	$38,431	$12,146